Exhibit 99.2

Brightcove Appoints Gary Haroian as Chairman of the Board of Directors

BOSTON, Mass. (April 28, 2016) – Brightcove Inc. (NASDAQ: BCOV), the leading provider of cloud services for video, today announced that Gary Haroian has been named Chairman of the Board of Directors, effective today. Mr. Haroian has served as the Chief Executive Officer and Chief Financial Officer for several public software companies, as well as serving on the board of numerous technology companies, over his 30 year career.

David Mendels, Chief Executive Officer of Brightcove, said “I welcome and congratulate Gary on his new role of Chairman of the Board. Since joining the board in 2014, Gary has been a valued board member, and his insight and counsel has helped make Brightcove a better company. With a long and distinguished technology career that includes extensive operational and public company board experience, Gary has brought valuable perspective and expertise to Brightcove’s board. I look forward to his continued contribution in this new role.”

Haroian has held numerous senior executive positions throughout his career, including serving as the chief financial officer of Bowstreet and Concord Communications and as chief executive officer of Stratus Computer. In addition, he currently serves on the board of directors of Aspen Technologies and EnerNOC, and has previously served on the boards of directors of A123 Systems, Network Engines, Unica Corporation, Phase Forward, Authorize.Net Holdings and Embarcadero Technologies.

Jeremy Allaire, Brightcove’s current board chairman, is stepping down from the board effective today in order to devote greater time to his role as founder and CEO of a privately-held digital financial service provider.

Mendels added, “On behalf the Board of Directors and everyone at Brightcove, I would like to thank Jeremy for all that he has done for the company since founding it in 2004. As CEO, Jeremy was instrumental in establishing Brightcove as the leader in the online video platform market and scaling the business to $100 million in annual revenue. I wish him the best of luck with his current venture.”

Allaire commented, “I am proud to have helped to build Brightcove into a global, profitable and broadly adopted platform for online video. When I founded the company in 2004, it was with a vision that new open Internet TV platforms would emerge that allow any person or company to distribute video and would transform TV distribution into an app on TVs and internet devices. 12 years later that world is fully upon us and Brightcove stands as a clear technology leader in this market. I have great confidence in the company’s leadership and their ability to continue to build a world class company.”

About Brightcove

Brightcove Inc. (NASDAQ:BCOV) is the leading global provider of powerful cloud solutions for delivering and monetizing video across connected devices. The company offers a full suite of products and services that reduce the cost and complexity associated with publishing, distributing, measuring and monetizing video across devices. Brightcove has nearly 5,000 customers in over 70 countries that rely on the company’s cloud solutions to successfully publish high-quality video experiences to audiences everywhere. To learn more, visit www.brightcove.com.

Investor Contact:

Brian Denyeau

ICR for Brightcove

brian.denyeau@icrinc.com

646-277-1251

Media Contact:

Phil LeClare

Brightcove, Inc

pleclare@brightcove.com

617-674-6510